As filed with the Securities and Exchange Commission on December 16, 2016 Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933

OCLARO, INC.
(Exact name of registrant as specified in its charter)

Delaware	20-1303994
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

225 Charcot Avenue
San Jose, CA 95131
(Address of Principal Executive Offices, including Zip Code)

FIFTH AMENDED AND RESTATED 2001 LONG-TERM STOCK INCENTIVE PLAN
 (Full title of the plan)

David L. Teichmann
Executive Vice President, General Counsel and Corporate Secretary
Oclaro, Inc.
225 Charcot Avenue
San Jose, CA 95131
(408) 383-1400

(Name, address, and telephone number, including area code, of agent for service)

Copy to:
Robert T. Clarkson Jones Day 1755 Embarcadero Road Palo Alto, CA 94303 (650) 739-3996

 Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐ Accelerated filer ☒ Non-accelerated filer ☐ Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, $0.01 par value per share (“Common Stock”), reserved for future issuance under the Fifth Amended and Restated 2001 Long-Term Stock Incentive Plan (as amended, the “Plan”)	6,000,000	$9.09	$54,540,000	$6,322

TOTAL	6,000,000		$54,540,000	$6,322

(1)
Pursuant to Rule 416, this registration statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(2)
Estimated in accordance with Rules 457(c) and (h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices of the Registrant’s Common Stock as reported on the Nasdaq Global Select Market on December 9, 2016.

Registration of Additional Securities

Pursuant to General Instruction E

This registration statement registers additional shares of Common Stock of Oclaro, Inc. (the “Registrant”) to be issued pursuant to the Plan. Accordingly, we incorporate by reference the contents of the registration statement on Form S-8 (Commission File No. 333-183331) filed by the Registrant with the Securities and Exchange Commission (“SEC”) on August 15, 2012, the registration statement on Form S-8 (Commission File No. 333-200412) filed by the Registrant with the SEC on November 20, 2014, and the registration statement on Form S-8 (Commission File No. 333-208057) filed by the Registrant with the SEC on November 16, 2015.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following reports, except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, are hereby incorporated into this registration statement and made a part hereof by this reference:

(a)	The Annual Report on Form 10-K for the year ended July 2, 2016 (File No. 000-30684), filed with the SEC on August 26, 2016;
(b)
All other reports of the Registrant filed with the SEC pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (a) above; and,

(c)
The description of the Registrant’s Common Stock contained in its registration statement on Form S-3 (File No. 333-145665), filed with the SEC on August 24, 2007, and any subsequent amendment or report filed with the SEC for the purposes of updating such description.

In addition, except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to the registration statement that indicates that all of the shares of Common Stock offered have been sold or that deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of the filing of such documents. For the purposes of this registration statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 6.	Indemnification of Directors and Officers.

Article SEVENTH of the Registrant’s restated certificate of incorporation provides that no director of the Registrant shall be personally liable to the Registrant or its stockholders for any monetary damages for any breach of fiduciary duty as a director, except to the extent that the General Corporation Law of the State of Delaware prohibits the elimination or limitation of liability of directors for breach of fiduciary duty.

Article EIGHTH of the Registrant’s restated certificate of incorporation provides that a director or officer of the Registrant:

(a) shall be indemnified by the Registrant against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement incurred in connection with any litigation or other legal proceeding (other than an action by or in the right of the Registrant) brought against him by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful and

(b) shall be indemnified by the Registrant against all expenses (including attorneys’ fees) and amounts paid in settlement incurred in connection with any action by or in the right of the Registrant brought against him by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, except that no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the Registrant, unless a court determines that, despite such adjudication but in view of all of the circumstances, he is entitled to indemnification of such expenses.

Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, he is required to be indemnified by the Registrant against all expenses (including attorneys’ fees) incurred in connection therewith. Expenses shall be advanced to a director or officer at his request, provided that he undertakes to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification for such expenses.

Indemnification is required to be made unless the Registrant determines that the applicable standard of conduct required for indemnification has not been met. As a condition precedent to the right of indemnification, the director or officer must give the Registrant notice of the action for which indemnity is sought and the Registrant has the right to participate in such action or assume the defense thereof.

Article EIGHTH of the Registrant’s restated certificate of incorporation further provides that the indemnification provided therein is not exclusive.

Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

The Registrant maintains directors’ and officers’ insurance coverage, which, subject to policy terms and limitations will include coverage to reimburse the Registrant for amounts that it may be required or permitted by law to pay directors or officers of the Registrant.

The Registrant has entered into indemnification agreements with its directors, executive officers and certain other officers pursuant to which they are provided indemnification rights that are broader than the specific indemnification provisions contained in the General Corporation Law of the State of Delaware. These indemnification agreements generally require the Registrant, among other things, to indemnify its directors, executive officers and certain other officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require the Registrant to advance all expenses incurred by the directors, executive officers and certain other officers in investigating or defending any such action, suit or proceeding.

Item 8.	Exhibits.

The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description
4.1	Restated Certificate of Incorporation (previously filed as Exhibit 3.1 to Registrant’s Current Report on Form 8-K (File No. 000-30684), filed on August 1, 2014 and incorporated herein by reference).
4.2
Certificate of Amendment to Restated Certificate of Incorporation (previously filed as Exhibit 3.1 to Registrant’s Current Report on Form 8-K (File No. 000-30684), filed on November 10, 2015 and incorporated herein by reference).

4.3	Amended and Restated By-laws (previously filed as Exhibit 3.1 to Registrant’s Current Report on Form 8-K (File No. 000-30684), filed on October 29, 2014 and incorporated herein by reference).
5.1	Opinion of Jones Day.
10.1
Fifth Amended and Restated 2001 Long-Term Stock Incentive Plan, as amended (previously filed as Annex A to Registrant’s Proxy Statement on Schedule 14A (File No. 000-30684), filed on October 5, 2016 and incorporated herein by reference).

23.1	Consent of Independent Registered Public Accounting Firm.
23.2	Consent of Jones Day (included in Exhibit 5.1).
24.1	Power of attorney (included on signature page to this Registration Statement).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on December 16, 2016.

OCLARO, INC.

By:	/s/ Greg Dougherty
Greg Dougherty
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Greg Dougherty, Pete Mangan and David L. Teichmann, and each of them individually, his or her attorney-in-fact, with the power of substitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement and all post-effective amendments thereto, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorney-in-fact, or his substitute, may lawfully do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Greg Dougherty	Chief Executive Officer and Director (Principal Executive Officer )	December 16, 2016
Greg Dougherty
/s/ Pete Mangan	Chief Financial Officer (Principal Financial Officer)	December 16, 2016
Pete Mangan
/s/ Mike Fernicola	Chief Accounting Officer (Principal Accounting Officer)	December 16, 2016
Mike Fernicola
/s/ Marissa Peterson	Chairman of the Board	December 16, 2016
Marissa Peterson
/s/ Edward B. Collins	Director	December 16, 2016
Edward B. Collins
/s/ Kendall W. Cowan	Director	December 16, 2016
Kendall W. Cowan
/s/ Denise Haylor	Director	December 16, 2016
Denise Haylor
/s/ Joel A. Smith III	Director	December 16, 2016
Joel A. Smith III
/s/ William L. Smith	Director	December 16, 2016
William L. Smith

Exhibit No.	Description
4.1	Restated Certificate of Incorporation (previously filed as Exhibit 3.1 to Registrant’s Current Report on Form 8-K (File No. 000-30684), filed on August 1, 2014 and incorporated herein by reference).
4.2
Certificate of Amendment to Restated Certificate of Incorporation (previously filed as Exhibit 3.1 to Registrant’s Current Report on Form 8-K (File No. 000-30684), filed on November 10, 2015 and incorporated herein by reference).

4.3	Amended and Restated By-laws (previously filed as Exhibit 3.1 to Registrant’s Current Report on Form 8-K (File No. 000-30684), filed on October 29, 2014 and incorporated herein by reference).
5.1	Opinion of Jones Day.
10.1
Fifth Amended and Restated 2001 Long-Term Stock Incentive Plan, as amended (previously filed as Annex A to Registrant’s Proxy Statement on Schedule 14A (File No. 000-30684), filed on October 5, 2016 and incorporated herein by reference).

23.1	Consent of Independent Registered Public Accounting Firm.
23.2	Consent of Jones Day (included in Exhibit 5.1).
24.1	Power of attorney (included on signature page to this Registration Statement).